Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2018 Second Quarter Financial Results

HOUSTON, Texas – August 2, 2018 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported second quarter 2018 net income attributable to controlling interests of $73 million and distributable cash flow of $101 million.

"The continued strong performance of our assets this quarter has reinforced the benefits of the solid underlying market fundamentals of our long-lived assets," said Nathan Brown, president of TC PipeLines GP, Inc.  "We were encouraged by the Federal Energy Regulatory Commission's July 18th final rulemaking that clarified some of the outstanding questions for MLPs and provided for a measure of flexibility in the upcoming regulatory process for implementing tax reform in natural gas pipeline rates.  Currently, we are narrowing our estimated range of negative impact from FERC's revised policies to $40 to $60 million per year."
"Though uncertainties still exist, we are working to minimize the downside impacts to our assets and will execute a regulatory strategy for TCP over the coming months," continued Brown. "We are refining our business strategies for the longer term, and believe our assets are well situated to serve customers and create value well into the future."

Second Quarter Highlights (All financial figures are unaudited)
o	Generated net income attributable to controlling interests of $73 million
o	Paid cash distributions of $47 million
o	Declared cash distributions of $0.65 per common unit, consistent with the first quarter of 2018
o	Generated EBITDA of $124 million and distributable cash flow of $101 million
o	Reduced the outstanding balance of our credit facility to $90 million as of August 2nd from June 30th balance of $140 million
o	On July 18th, FERC issued updates on its proposed changes issued in March relating to income tax matters and the impact on pipeline rate-making

The Partnership's financial highlights for the second quarter of 2018 compared to the same period of 2017 were:
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2018	2017	2018	2017
Net income	75	55	177	138
Net income attributable to controlling interests	73	55	169	132
Net income per common unit – basic and diluted (a)	$1.00	$0.73	$2.33	$1.78

Cash distributions paid	(47)	(68)	(123)	(135)
Class B distribution paid	-	-	(15)	(22)
Cash distribution declared per common unit	$0.65	$1.00	$1.30	$1.94

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	124	100	274	225
Distributable cash flow (b)	101	82	213	174

Weighted average common units outstanding – basic and diluted (millions) (c)	71.3	68.9	71.2	68.6

Common units outstanding, end of period (millions) (c)	71.3	69.0	71.3	69.0

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS' former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

(c)	Under the ATM program, the Partnership issued 732,973 units during the six months ended June 30, 2018 (none during the three months ended June 30, 2018).

FERC Actions

On March 15, 2018, FERC issued (1) a Revised Policy Statement on Treatment of Income Taxes (Revised Policy Statement) to address the treatment of income taxes for rate-making purposes for master limited partnerships (MLP), (2) a Notice of Proposed Rulemaking (NOPR) proposing rules for implementation of the Revised Policy Statement and the reduced corporate income tax rate established in the 2017 Tax Cuts and Jobs Act (2017 Tax Act) with respect to natural gas pipeline rates, and (3) a NOI seeking comment on how FERC should address changes related to accumulated deferred income taxes (ADIT) and bonus depreciation, and on July 18, 2018, FERC issued (1) an Order on Rehearing of the Revised Policy Statement (Order on Rehearing) dismissing rehearing requests related to the Revised Policy Statement, and (2) a Final Rule adopting procedures from, and clarifying aspects of, the NOPR (collectively, the 2018 FERC Actions). The Final Rule will become effective September 13, 2018, and is subject to requests for further rehearing and clarification.

In the Order on Rehearing, FERC noted that an MLP is not automatically precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance in its cost of service rates. Additionally, FERC provided guidance with regard to ADIT for MLP pipelines and other pass through entities. FERC found that to the extent an entity's income tax allowance should be eliminated from rates, it must also eliminate its existing ADIT balance from its rate base. As a result, the Revised Policy Statement also precludes the recognition and subsequent amortization of any related regulatory assets or liabilities that might have otherwise impacted rates charged to customers as the refund or collection of excess or deficient deferred income tax assets or liabilities.

The Final Rule modified the proposal from March, which sought to require interstate pipelines to file a one-time report, called FERC Form No. 501-G, to provide a rough estimate of a pipeline's return on equity before and after the 2017 Tax Act and changes to the Revised Policy Statement. The Final Rule maintained the requirement to file the FERC 501-G. However, the Final Rule made adjustments to the proposed form, including automatically eliminating the ADIT from a pipeline's cost of service when an income tax rate of zero percent is indicated for pipelines that are non-tax paying entities.

Consistent with our expectations from the proposed 2018 FERC Actions issued in March, certain requirements within the Final Rule may accelerate the timeframe for previously anticipated rate proceedings on several of our pipeline systems. These could result in revenue reductions that could have a material negative impact on the earnings, cash flow, and financial position of the Partnership and could diminish our relative ability to attract capital to fund future growth.

The 2018 FERC Actions directly address two components of our pipeline systems' cost-of-service based rates: the allowance for income taxes and the amount of ADIT. The 2018 FERC Actions also noted that precise treatment of entities with more ambiguous ownership structures must be separately resolved on a case-by-case basis, including those partially owned by corporations such as Great Lakes, Northern Border, Iroquois and PNGTS pipelines. Additionally, FERC has indicated that any rate reduction is not expected to affect negotiated rate or non-recourse rate contracts.

Given the potential variability of outcomes arising from the 2018 FERC Actions, we are unable to precisely quantify the ultimate timing and amount of the reductions in revenue and earnings on our future operating performance and cash flows. We continue to re-examine our next steps following the changes noted above and alternatives now available under the Final Rule. As noted above, the change in the Final Rule to allow MLPs to remove the ADIT liability from rate base, and thus increase net recoverable rate base, would partially mitigate the loss of the tax allowance in cost-of-service based rates. Various uncertainties still exist around an optimized approach for our assets, however we do believe that the range of possible outcomes has improved when compared to the estimated outcomes based on the 2018 FERC Actions proposed in March 2018. Currently, the estimated overall impact of the tax-related changes to our revenue and cash flow is in a range of negative $40 million to $60 million per year as we execute our regulatory strategies through the process initiated by these FERC Actions. This is down from our previous estimate of up to $100 million per year. These estimates could change due to numerous assumptions around the resolution of related issues as they are applied individually across our pipeline systems. In addition, approximately half of the Partnership's share of revenues (including those accounted for in the earnings of our equity investments) are derived from contracts that are non-recourse, which are not expected to be impacted by the 2018 FERC Actions. Accordingly, any reduction to the recourse rates would not have a proportional reduction on overall revenues.

We continue to take proactive measures to conserve capital for near-term capital requirements and manage our leverage metrics given the magnitude and timing of the potential future cash flow decreases as a result of the 2018 FERC Actions. The cash retained by the Partnership as a result of the 35 percent reduction in our 2018 quarterly distributions to $0.65 per quarter from the fourth quarter 2017 distribution of $1.00 per common unit will be used to fund ongoing capital expenditures and the repayment of debt to levels that prudently manage our financial metrics in anticipation of the reduction of revenues should our pipeline systems' rates be reset in response to the 2018 FERC Actions that could begin as early as late 2018.

TransCanada, the ultimate parent company of our General Partner, has historically viewed us as an element of its capital financing strategy. Following the 2018 FERC Actions initially proposed in March 2018, TransCanada stated that further dropdowns to the Partnership were no longer considered to be a viable funding lever. As a result of the Final Rule issued on July 18, 2018, TransCanada continues to monitor developments in the Partnership in order to determine whether the Partnership might be restored as a competitive financing option in the future. Therefore, our traditional source of growth is currently not accessible under the current circumstances and our options for further growth could be significantly limited. We are continuing to consider various options that would best position the Partnership for the long term to further minimize any negative effects of the 2018 FERC Actions. To respond to new information or changes in strategies in the future, the Partnership may consider further distribution level changes, either as a standalone action or in combination with other strategies.

Our focus remains on safe and reliable operations of our pipeline assets and we expect our assets to continue to serve their customers as designed.

Results of Operations

For the three months ended June 30, 2018, we generated net income attributable to controlling interests of $73 million, an $18 million increase compared to the same period in 2017. The increase was primarily due to higher revenues and higher equity earnings of $10 million and $12 million, respectively, offset by an increase in financing costs resulting from  additional borrowings to finance the acquisition of an additional 11.81 percent interest in PNGTS and 49.34 percent interest in Iroquois on June 1, 2017 (collectively, the 2017 Acquisition).

The increase in our revenues was largely the result of higher incremental long-term services sold by Gas Transmission Northwest (GTN) and is generally in line with the increased available upstream capacity following debottlenecking activities on TransCanada's pipelines partially offset by lower revenues from short-term discretionary services. Additionally, revenue earned on the Portland Natural Gas Transmission System (PNGTS) increased primarily due to incremental contracting from PNGTS' C2C contracts.

The increase in our equity earnings was primarily due to the equity earnings from Iroquois for the full three months of the second quarter of 2018 compared to only one month in 2017 and higher equity earnings from Great Lakes as a result of incremental seasonal winter sales and the elimination of Great Lakes' revenue sharing mechanism beginning in 2018 as part of the settlement reached with its shippers last year.

Distributable cash flow increased by $19 million in the second quarter of 2018 compared to the same period in 2017 due to the increase in net income as described above, together with a decrease in maintenance capital expenditures on GTN where major compression equipment overhauls in 2017 were not required in 2018, and reduced distributions allocated to our General Partner.

Cash Flow Analysis

The Partnership's net cash provided by operating activities increased by $18 million for the six months ended June 30, 2018 compared to the same period in 2017 primarily due to the net effect of (i) higher cash flow from operations at GTN, PNGTS and North Baja due to their increased revenues, (ii) the addition of distributions from Iroquois in 2018, (iii) higher interest expense attributable to additional borrowings to partially finance the 2017 Acquisition, and (iv) higher distributions received from Great Lakes due to an increase in its revenue in the fourth quarter of 2017 and first quarter of 2018 compared to the same periods of the previous years.

Net cash used in investing activities decreased by $617 million in the six months ended June 30, 2018 compared to the same period in 2017 primarily due to the net effect of (i) $605 million cash payment to TransCanada on June 1, 2017 for the 2017 Acquisition, (ii) lower maintenance capital expenditures in the first six months of 2018, and (iii) $5 million unrestricted cash distribution received from Iroquois in 2018 representing a return of investment.

The Partnership's net cash used for financing activities decreased by $604 million in the six months ended June 30, 2018 compared to the same period in 2017 due to the net effect of:
•
$95 million in net debt repayments in 2018 compared to $479 million net debt issuance in 2017 primarily due to the issuance of $500 million 3.90% Senior Notes on May 25, 2017 to partially finance the 2017 Acquisition;

•	$52 million decrease in ATM equity issuances in the first six months of 2018 as compared to the same period in 2017;
•
$12 million decrease in distributions paid on our common units including our General Partner's effective two percent share and its related incentive distributions rights as a result of the reduced distribution declared for the first quarter of 2018 as compared to the first quarter of 2017;

•	$7 million decrease in distributions paid to Class B units;
•
$2 million decrease in distributions paid to non-controlling interests due to lower distributions from PNGTS in the first six months of 2018 as compared to the first six months of 2017 to retain cash to repay the remaining balance on its Senior Notes; and

•
$1 million decrease in distributions paid to TransCanada as the former parent of PNGTS due to the Partnership's acquisition of TransCanada's then-remaining 11.81 percent interest in PNGTS effective June 1, 2017.

As of June 30, 2018, we had $51 million of cash and cash equivalents, an increase of $18 million or 55 percent from December 31, 2017, and we have reduced the outstanding balance of our credit facility by 24 percent, from $185 million at December 31, 2017 to $140 million at June 30, 2018.  As of August 2, 2018, after an additional debt repayment in July, the available borrowing capacity on our credit facility was $410 million. We believe our cash position, remaining borrowing capacity on our credit facility and operating cash flows are adequate to fund our liquidity requirements over the next twelve months, including distributions to our unitholders, ongoing capital expenditures and required debt repayments.

Non-GAAP Financial Measures

The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, taxes, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense,
•	Income taxes,
•	Distributions to non-controlling interests,
•	Distributions to TransCanada as the former parent of PNGTS, and
•	Maintenance capital expenditures from consolidated subsidiaries.

Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2018 less $20 million and the Class B Reduction (2017 - less $20 million). The Class B Reduction is the percentage by which distributions payable to the common units is reduced for the calendar year.

The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.

The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow" included at the end of this release.

Conference Call

Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Thursday, August 2, 2018 at 4 p.m. (CDT)/5 p.m. eastern time (EDT). Nathan Brown, president of the General Partner, will discuss the second quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on August 9, 2018, by calling 800.408.3053, then entering pass code 7581657#.

2017 Form 10-K Filed; Availability of Audited Financial Statements

The Partnership filed its Annual Report on Form 10-K for the year ended December 31, 2017 (the "Annual Report") with the U.S. Securities and Exchange Commission on February 26, 2018. The filing may be viewed at the Partnership's website at www.tcpipelineslp.com by selecting the "Financial Reports" link under the "Investor Center" tab. Unitholders may receive a hard copy of the Annual Report, including complete audited financial statements, free of charge upon request by contacting the Partnership toll-free at 877-290-2772 or by email to investor_relations@tcpipelineslp.com.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements".  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, the impact of the 2017 Tax Act and the 2018 FERC Actions on our future operating performance and cashflows, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2018	2017	2018	2017

Transmission revenues	111	101	226	213
Equity earnings	36	24	95	60
Operation and maintenance expenses	(17)	(17)	(33)	(31)
Property taxes	(7)	(7)	(14)	(14)
General and administrative	(1)	(2)	(2)	(4)
Depreciation	(24)	(25)	(48)	(49)
Financial charges and other	(23)	(19)	(46)	(36)
Net income before taxes	75	55	178	139
Income taxes	-	-	(1)	(1)
Net Income	75	55	177	138

Net income attributable to non-controlling interests	2	-	8	6
Net income attributable to controlling interests	73	55	169	132

Net income attributable to controlling interest allocation
Common units	72	50	166	122
General Partner	1	5	3	8
TransCanada as former parent of PNGTS	-	-	-	2
	73	55	169	132

Net income per common unit – basic and diluted (a)	$1.00	$0.73	$2.33	$1.78

Weighted average common units outstanding – basic and diluted (millions)	71.3	68.9	71.2	68.6

Common units outstanding, end of period (millions)	71.3	69.0	71.3	69.0

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2018, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million and Class B Reduction (2017 - $20 million).  During the three and six months ended June 30, 2018 and 2017, no amounts were allocated to the Class B units as the annual threshold had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	June 30, 2018	December 31, 2017

ASSETS
Current Assets
Cash and cash equivalents	51	33
Accounts receivable and other	40	42
Inventories	8	8
Other	9	7
	108	90
Equity investments	1,211	1,213
Plant, property and equipment
(Net of $1,229 accumulated depreciation; 2017 - $1,181)	2,086	2,123
Goodwill	130	130
Other assets	11	3
	3,546	3,559

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	27	31
Accounts payable to affiliates	6	5
Distributions payable	-	1
Accrued interest	12	12
Current portion of long-term debt	36	51
	81	100
Long-term debt, net	2,272	2,352
Deferred state income taxes	10	10
Other liabilities	28	29
	2,391	2,491
Partners' Equity
Common units	912	824
Class B units	95	110
General partner	22	24
Accumulated other comprehensive loss	15	5
Controlling interests	1,044	963
Non-controlling interest	111	105
	1,155	1,068
	3,546	3,559

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Six months ended
(unaudited)	June 30,
(millions of dollars)	2018	2017

Cash Generated from Operations
Net income	177	138
Depreciation	48	49
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized loss on derivative instrument	2	1
Accrual for costs related to the 2017 Acquisition	-	1
Equity earnings from equity investments	(95)	(60)
Distributions received from operating activities of equity investments	96	68
Change in other long term liabilities	(1)	-
Change in operating working capital	(5)	7
	223	205
Investing Activities
Investment in Great Lakes	(4)	(4)
Acquisition of a 49.34 percent in Iroquois and an additional 11.81 percent in PNGTS	-	(605)
Distribution received from Iroquois as return of investment	5	-
Capital expenditures	(9)	(16)
	(8)	(625)
Financing Activities
Distributions paid	(123)	(135)
Distributions paid to Class B units	(15)	(22)
Distributions paid to non-controlling interests	(3)	(5)
Distributions paid to former parent of PNGTS	-	(1)
Common unit issuance, net	40	92
Long-term debt issued, net	130	607
Long-term debt repaid	(225)	(128)
Debt issuance costs	(1)	(1)
	(197)	407
Increase/(decrease) in cash and cash equivalents	18	(13)
Cash and cash equivalents, beginning of period	33	64
Cash and cash equivalents, end of period	51	51

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars)	2018	2017	2018	2017
Net income	75	55	177	138

Add:
Interest expense (a)	25	20	48	37
Depreciation and amortization	24	25	48	49
Income taxes	-	-	1	1

EBITDA	124	100	274	225

Add:
Distributions from equity investments (b)
Northern Border	18	20	37	40
Great Lakes	14	7	39	27
Iroquois (c)	14	14	28	14
	46	41	104	81
Less:
Equity earnings:
Northern Border	(15)	(15)	(32)	(34)
Great Lakes	(12)	(6)	(36)	(23)
Iroquois	(9)	(3)	(27)	(3)
	(36)	(24)	(95)	(60)
Less:
Interest expense (a)	(25)	(20)	(48)	(37)
Income taxes	-	-	(1)	(1)
Distributions to non-controlling interest (d)	(2)	(3)	(9)	(8)
Distributions allocated to TransCanada as PNGTS' former parent (e)	-	-	-	(1)
Maintenance capital expenditures (f)	(5)	(7)	(10)	(17)
	(32)	(30)	(68)	(64)

Total Distributable Cash Flow	102	87	215	182
General Partner distributions declared (g)	(1)	(5)	(2)	(8)
Distributions allocable to Class B units (h)	-	-	-	-
Distributable Cash Flow	101	82	213	174

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps and amortization of realized loss on PNGTS' derivative instruments.
(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(c)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee Iroquois during the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million and $5.2 million, respectively, for the three and six months ended June 30, 2018 (2017-$2.6 million for both periods).

(d)	Distributions to non-controlling interests represent the respective share of our consolidated entities' distributable cash not owned by us during the periods presented.
(e)	Distributions to TransCanada as PNGTS' former parent represent TransCanada's respective share of PNGTS' distributable cash not owned by us during the periods presented.
(f)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(g)	Distributions declared to the General Partner for the three and six months ended June 30, 2018 did not trigger any incentive distribution (2017 – $3 million and $5 million).
(h)
During the six months ended June 30, 2018 and 2017, no distributions were allocated to the Class B units as the annual threshold had not been exceeded. We expect the 2018 threshold will be exceeded at the end of the third quarter of 2018.